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                                                                     EXHIBIT 3.2


                          HOTEL INVESTORS CORPORATION

                           ARTICLES OF AMENDMENT AND
                    RESTATEMENT OF ARTICLES OF INCORPORATION


                 Hotel Investors Corporation, a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the Maryland State Department of Assessments and Taxation that:

         FIRST: The Corporation desires to amend the Charter of the Corporation as currently in effect.

         SECOND: The Charter of the Corporation is hereby amended and restated as follows:


                          HOTEL INVESTORS CORPORATION

                           ARTICLES OF INCORPORATION

                 FIRST:  The name of the corporation ("Corporation") is:

                          Starwood Lodging Corporation

                 SECOND: The purposes for which the Corporation is formed are as follows:

                 (a) To lease hotels, to acquire hotels, to manage hotels and other real property, either directly or by entering into management contracts, to perform services relating to real estate and to engage in other activities involving hotels and other real estate.

                 (b) To engage in any lawful act or activity for which corporations may be organized under, and to have and exercise any and all powers or privileges now or hereafter conferred by, the Maryland General Corporation Law or any Act amendatory thereof or supplemental thereto or in substitution therefor.

                 THIRD: The post office address of the principal office of the Corporation in Maryland is:

                                  The Corporation Trust Incorporated
                                  32 South Street
                                  Baltimore, Maryland 21202





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                 FOURTH:  The name and post office address of the resident
agent of the Corporation in Maryland is:

                                  The Corporation Trust Incorporated
                                  32 South Street
                                  Baltimore, Maryland 21202

                 FIFTH: The total number of shares of capital stock which the Corporation has authority to issue is one hundred thirty five million (135,000,000) shares, consisting of (a) one hundred million (100,000,000) shares of common stock with a par value of $0.01 per share, (b) ten million (10,000,000) shares of preferred stock with a par value of $0.01 per share, (c) twenty million (20,000,000) shares of excess common stock with a par value of $0.01 per share and (d) five million (5,000,000) shares of excess preferred stock with a par value of $0.01 per share. The preferred stock may be issued in such series and with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and redemption provisions, if any, as may be fixed by the Board of Directors. The excess common stock and the excess preferred stock shall have the rights provided in the NINTH Article hereof. The aggregate par value of all shares of stock which the Corporation has authority to issue is One Million Three Hundred Fifty Thousand Dollars ($1,350,000).

                 SIXTH: (a) The Corporation shall have three Directors, which number may be changed from time to time in such manner as the By-Laws of the Corporation shall provide. The Directors shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 1995 annual meeting of stockholders, the term of office of the second class to expire at the 1996 annual meeting of stockholders and the term of office of the third class to expire at the 1997 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the 1995 annual meeting, (i) Directors elected to succeed the class of Directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director of the class to hold office until his or her successor shall have been duly elected and qualified, and (ii) except as otherwise required by law, if authorized by a resolution of the Board of Directors, Directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

                 (b) Except as otherwise required by law, unless the Board of Directors otherwise determines, newly created Directorships resulting from any increase in the authorized




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number of Directors or any vacancies on the Board of Directors resulting from any cause shall be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such Director's successor shall have been duly elected and qualified. No decrease in the numbers of authorized Directors constituting the entire Board of Directors shall shorten the term of any incumbent Director.

                 (c) The names of the Directors of the Corporation as of the amendment and restatement of the Charter herein set forth are as follows:

                                  Bruce M. Ford
                                  Graeme W. Henderson
                                  Earle F. Jones

                 SEVENTH: Notwithstanding the provisions of the SIXTH Article or any limitations on removal of Directors, the stockholders of the Corporation may remove any director, but only for cause, and only by the affirmative vote of two-thirds (2/3) of all the votes entitled to be cast for the election of Directors.

                 EIGHTH: No holder of capital stock of the Corporation shall be entitled as a matter of right to subscribe for, purchase or receive any part of any new or additional issue of capital stock of any class or any options or warrants for such stock or any rights to subscribe to or purchase such stock or securities convertible into or exchangeable for such stock whether now or hereafter authorized or whether issued for money, for a consideration other than money, or for no consideration.

                 NINTH: Restrictions on the transferability of stock of the Corporation are as follows:

                 (a) Subject to paragraphs (b), (c) and (d) of this NINTH Article, upon surrender to the Corporation or to any transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation, or its transfer agent, shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon the Corporation's books.

                 (b) Beginning at the time that the payment of a distribution in kind of the shares of common stock of the Corporation shall have occurred ("effective time of the restriction"), and continuing thereafter until such time as





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         the limitation on transfer provided for in the Pairing Agreement to be entered into by Starwood Lodging Trust, a Maryland real estate investment trust ("SLT"), and the Corporation shall be terminated:

                          (i) The shares of common stock of the Corporation shall not be transferable, and shall not be transferred on the books of the Corporation unless (1) a simultaneous transfer of a like number of shares of SLT is made by the same transferor to the same transferee, or (2) such transferor has previously arranged with SLT for the acquisition by the transferee of a like number of shares of SLT, and in each case such shares are paired with one another.

                          (ii) Each certificate evidencing ownership of shares of SLT issued and not cancelled prior to the effective time of the restriction shall be deemed to evidence a like number of shares of common stock of the Corporation.

                          (iii) Any registered holder of a certificate evidencing ownership of shares of SLT issued prior to the effective time of the restriction may, upon request and presentation of such certificate to the Corporation's transfer agent, obtain in substitution therefor a certificate or certificates registered in such holder's name evidencing the same number of shares of common stock of the Corporation and a like number of shares of SLT.

                          (iv) A legend shall be placed on the face of each certificate evidencing ownership of shares of common stock of the Corporation issued after the effective time of the restriction, referring to the restrictions on transfer set forth herein.

                 (c)      Restrictions on Transfer.

                          (i) Definitions. The following terms shall have the following meanings:

                          "Beneficial Ownership" shall mean ownership of shares
                 of capital stock by a Person who would be treated as an owner of such shares of capital stock directly, indirectly or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code, or
                 Section 544 of the Code, as modified by Section 856(h) of the Code. The terms "Beneficial Owner", "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings.





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                          "Charitable Beneficiary" shall mean the organization
                 or organizations described in Sections 170(c)(2) and 501(c)(3) of the Code selected by the Excess Share Trustee.

                          "Code" shall mean the Internal Revenue Code of 1986,
                 as amended from time to time.

                          "Excess Shares" shall mean the excess common stock
                 and the excess preferred stock.

                          "Excess Share Trust" shall mean the trust created
                 pursuant to paragraph (d) of this NINTH Article.

                          "Excess Share Trust Beneficiary" shall mean a
                 beneficiary of the Excess Share Trust as determined pursuant to paragraph (d) of this NINTH Article.

                          "Excess Share Trustee" shall mean Nina Matis or any
                 successor appointed pursuant to paragraph (d) of this NINTH Article.

                          "Market Price" of any class of shares of capital
                 stock on any date shall mean the average of the Closing Price for the five (5) consecutive trading days ending on such date, or if such date is not a trading date, the five consecutive trading days preceding such date. The "Closing Price" on any date shall mean (1) the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, or (2) if such class of shares of capital stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such class of shares of capital stock is listed or admitted to trading, or (3) if such class of shares of capital stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use, or (4) if such class of shares of capital stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a





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                 professional market maker making a market in such class of shares of capital stock selected by the Board of Directors.

                          "Ownership Limit" shall mean (i) in the case of a
                 Person other than an Existing Holder (as defined below), Beneficial Ownership of more than eight percent (8.0%), by value, vote or number, of the shares of capital stock and (ii) in the case of a Person who or which was the Beneficial Owner, as of February 1, 1995 (the "Amendment Date"), of more than 8.0% (by vote, value or number) of the shares of capital stock (any such Person being referred to as an "Existing Holder"), a percentage (by vote, value or number) equal to the lesser of
                 (a) 9.9% and (b) the percentage of shares of capital stock Beneficially Owned by such Existing Holder as of the Amendment Date; provided that if, at any time and from time to time after the Amendment Date, the percentage of shares of capital stock Beneficially Owned by an Existing Holder shall decrease (whether by reason of a disposition by such Existing Holder, an increase in the number of outstanding shares of capital stock or otherwise), then from and after the time of such decrease the Ownership Limit in the case of such Existing Holder shall be a percentage (by vote, value or number) equal to the greater of (x) 8.0% and (y) the percentage of shares of capital stock Beneficially Owned by such Existing Holder after giving effect to such decrease.

                          "Person" shall mean any individual, corporation,
                 partnership, joint stock company or association, joint venture, association, company, trust, bank, limited liability company, estate, foundation or other entity and any government, agency or political subdivision thereof.

                          "Purported Beneficial Holder" shall mean, with
                 respect to any event (other than a purported Transfer) which results in Excess Shares, the Person for whom the Purported Record Holder held shares of capital stock that were, pursuant to paragraph (c)(iii) of this NINTH Article, automatically converted into Excess Shares upon the occurrence of such event.

                          "Purported Beneficial Transferee" shall mean, with
                 respect to any purported Transfer which results in Excess Shares, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of capital stock if such Transfer had been valid under paragraph
                 (c)(ii) of this NINTH Article.





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                          "Purported Record Holder" shall mean, with respect to
                 any event (other than a purported Transfer) which results in Excess Shares, the record holder of the shares of capital stock that were, pursuant to paragraph (c)(iii) of this NINTH Article, automatically converted into Excess Shares upon the occurrence of such event.

                          "Purported Record Transferee" shall mean, with
                 respect to any purported Transfer which results in Excess Shares, the record holder of the shares of capital stock if such Transfer had been valid under paragraph (c)(ii) of this NINTH Article.

                          "REIT" shall mean a real estate investment trust for
                 federal income tax purposes.

                          "Restriction Termination Date" shall mean the first
                 day of the taxable year for which the Trustees of SLT have determined to terminate SLT's status as a REIT.

                          "Transfer" shall mean any sale, transfer, gift,
                 hypothecation, pledge, assignment, devise or other disposition of shares of capital stock (including (1) the granting of any option or interest similar to an option (including an option to acquire an option or any series of such options) or entering into any agreement for the sale, transfer or other disposition of shares of capital stock or (2) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for shares of capital stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. For purposes of this definition, whether securities or rights are convertible or exchangeable for capital stock shall be determined in accordance with Sections 318 and 544 of the Code.

                          (ii) Restrictions on Transfers and Other Events. On or after the Restriction Termination Date, the provisions of paragraphs (c) and (d) of this NINTH Article shall be of no further force and effect. Prior to the Restriction Termination Date and except as provided in subparagraph (ix) below:

                          (1) No Person shall Beneficially Own shares of capital stock in excess of the Ownership Limit;

                          (2) Any Transfer that, if effective, would result in any Person Beneficially Owning shares of capital





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                 stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of capital stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit and the intended transferee shall acquire no rights in such shares of capital stock in excess of the Ownership Limit;

                          (3) Any Transfer that, if effective, would result in the shares of capital stock being Beneficially Owned by fewer than one hundred (100) Persons (determined without reference to any rules of attribution) shall be void ab initio and the intended transferee shall acquire no rights in such shares of capital stock; and

                          (4) Any Transfer of shares of capital stock that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code (applied as if the Corporation was a REIT) shall be void ab initio as to the Transfer of that number of shares of capital stock which would cause SLT to be "closely held" within the meaning of Section 856(h) of the Code and the intended transferee shall acquire no rights in such shares of capital stock.

                 (iii)  Conversion into Excess Shares.

                          (1) If, notwithstanding the other provisions contained in this NINTH Article, at any time prior to the Restriction Termination Date, there is a purported Transfer or other event such that any Person would Beneficially Own shares of capital stock in excess of the Ownership Limit, then, except as otherwise provided in subparagraph (ix) below, such shares of capital stock which would be in excess of the Ownership Limit (rounded up to the nearest whole share), shall automatically be converted into that number of shares of excess common stock or excess preferred stock, as appropriate, equal to the number of shares of capital stock being converted, as further described in clause (3) below. Such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer or other event.

                          (2) If, notwithstanding the other provisions contained in this NINTH Article, at any time prior to the Restriction Termination Date, there is a purported Transfer or other event which, if effective, would cause the Corporation to become "closely held" within the meaning of Section 856(h) of the Code (applied as if the Corporation was a REIT), then the shares of capital stock being Transferred or which are otherwise





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                 affected by such event and which, in either case, would cause, when taken together with all other shares of capital stock, the Corporation to be "closely held" within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall automatically be converted into that number of shares of excess common stock or excess preferred stock, as appropriate, equal to the number of shares of capital stock being converted, as further described in clause (3) below. Such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure.

                          (3) Upon conversion of common stock or preferred stock into Excess Shares pursuant to subparagraph (iii), common stock shall be converted into excess common stock and preferred stock shall be converted in excess preferred stock.

                 (iv) Remedies for Breach. If the Board of Directors or its designees shall at any time determine in good faith that a purported Transfer or other event has taken place in violation of paragraph
         (c)(ii) of this NINTH Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of capital stock in violation of paragraph (c)(ii) of this NINTH Article, the Board of Directors or its designees may take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event or transaction; provided, however, that any Transfers or attempted Transfers (or, in the case of events other than a Transfer, Beneficial Ownership) in violation of paragraph (c)(ii) of this NINTH Article, shall be void ab initio and automatically result in the conversion described in paragraph (c)(iii), irrespective of any action (or non-action) by the Board of Directors or its designees.

                 (v) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of capital stock in violation of paragraph (c)(ii) of this NINTH Article, or any Person who is a purported transferee such that Excess Shares result under paragraph
         (c)(iii), shall immediately give written notice to the Corporation of such Transfer, attempted Transfer or other event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on SLT's status as a REIT.





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                 (vi)    Owners Required to Provide Information.  Prior to the
         Restriction Termination Date:

                         (1) Every Beneficial Owner of five percent (5%) or more, by value, vote or number, or such lower percentages as required pursuant to regulations under the Code (applied as if the Corporation was a REIT), of the outstanding shares of capital stock shall, before January 30 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the general ownership structure of such Beneficial Owner, the number of shares of each class of capital stock Beneficially Owned, and a description of how such shares are held.

                         (2) Each Person who is a Beneficial Owner of shares of capital stock and each Person (including the shareholder of record) who is holding shares of capital stock for a Beneficial Owner shall provide on demand to the Corporation such information as the Corporation may request from time to time in order to ensure compliance with the Ownership Limit and SLT's compliance with the REIT requirements of the Code and the regulations published thereunder.

                 (vii) Remedies Not Limited. Subject to paragraph (c)(xii) of this NINTH Article, nothing contained in this NINTH Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect SLT and the interests of the Corporation's stockholders by preservation of SLT's status as a REIT and to ensure compliance with the Ownership Limit.

                 (viii) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this paragraph (c) or paragraph (d), including any definition contained in subparagraph
         (c)(i), the Board of Directors shall have the power to determine the application of the provisions of this paragraph (c) or paragraph (d) with respect to any situation based on the facts known to them.

                 (ix) Exception. The Board of Directors upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel, satisfactory to them in their sole and absolute discretion, in each case to the effect that SLT's status as a REIT will not be jeopardized, may exempt a Person from the Ownership Limit if the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person's Beneficial Ownership of shares of capital stock will not jeopardize SLT's status as a REIT.





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                 (x)    Legend.  Until the Restriction Termination Date, each
         certificate for the respective class of shares of capital stock shall bear the following legend:

                        The shares of capital stock represented by this
                 certificate are subject to restrictions on transfer. Unless excepted by the Board of Directors, no Person may (1) Beneficially Own shares of capital stock in excess of 8.0% of the outstanding shares of capital stock, by value, vote or number, determined as provided in the Corporation's Articles of Incorporation, as the same may be amended from time to time (the "Articles"), and computed with regard to all outstanding shares of capital stock and, to the extent provided by the Code, all shares of capital stock issuable under existing options and exchange rights that have not been exercised; or
                 (2) Beneficially Own shares of capital stock which would result in SLT being "closely held". Unless so excepted, any acquisition of shares of capital stock and continued holding of ownership constitutes a continuous representation of compliance with the above limitations, and any Person who attempts to Beneficially Own shares of capital stock in excess of the above limitations has an affirmative obligation to notify the Corporation immediately upon such attempt. If the restrictions on transfer are violated, the transfer will be void ab initio and the shares of capital stock represented hereby will be automatically converted into Excess Shares that will be held in trust. Excess Shares may not be transferred at a profit and may be purchased by the Corporation. In addition, certain Beneficial Owners must give written notice as to certain information on demand and on an annual basis. All terms not defined in this legend have the meanings provided in the Articles. The Corporation will mail without charge to any requesting stockholder a copy of the Articles, including the express terms of each class and series of the authorized shares of capital stock of the Corporation, within five (5) days after receipt of a written request therefor.

                 (xi) Severability. If any provision of this NINTH Article or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected, and other applications of such provision shall be affected only to the





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         extent necessary to comply with the determination of such court.

                 (xii) New York Stock Exchange Transactions. Nothing in this NINTH Article shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

                 (d)     Excess Shares.

                         (i) Ownership In Trust. Upon any purported Transfer or other event that results in Excess Shares pursuant to paragraph (c)(iii) of this NINTH Article, such Excess Shares shall be deemed to have been transferred to Nina Matis (or any successor Excess Share Trustee), as Excess Share Trustee of the Excess Share Trust for the benefit of such Excess Share Trust Beneficiary or Beneficiaries and the Charitable Beneficiary effective as of the close of business on the business day prior to the date of the Transfer or other event. Excess Shares so held in trust shall be issued and outstanding shares of the Corporation. The Purported Record Transferee or Purported Record Holder shall have no rights in such Excess Shares. The Purported Beneficial Transferee or Purported Beneficial Holder shall have no rights in such Excess Shares except as provided in paragraph (d)(v). Nina Matis, or any successor Excess Share Trustee, may resign by appointing a person independent of SLT, the Corporation or any Excess Share Trust Beneficiary as the Excess Share Trustee. The Excess Share Trustee shall, from time to time, designate one or more charitable organization or organizations as the Charitable Beneficiary.

                         (ii) Dividend Rights. Excess Shares shall be entitled to the same dividends determined as if no conversion into Excess Shares had occurred. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of capital stock have been converted into Excess Shares shall be repaid to the Excess Share Trust upon demand. Any dividend or distribution declared but unpaid shall be paid to the Excess Share Trust. All dividends received or other income earned by the Excess Share Trust shall be paid over to the Charitable Beneficiary.

                         (iii) Rights Upon Liquidation.  Excess Shares shall not
                 be entitled to receive any portion of the assets of the Corporation on the liquidation or dissolution of the Corporation. Upon conversion of Excess Shares into shares of capital stock pursuant to paragraph (d)(v),





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                 such shares shall be entitled to receive their pro rata share of the assets of the Corporation as a result of the liquidation or dissolution of the Corporation.

                         (iv) Voting Rights. The Excess Share Trustee shall vote the Excess Shares which shall have the same voting rights as the shares of capital stock into which they are to be converted pursuant to paragraph (d)(v). Any vote cast by the Purported Beneficial Transferee or Purported Record Transferee will, at the option of the Excess Share Trustee, be void ab initio.

                         (v) Restrictions On Transfer; Designation of Excess Share Trust Beneficiary. (1) Excess Shares shall not be transferrable. The Excess Share Trustee may freely designate an Excess Share Trust Beneficiary of all or any portion of the beneficial interest in the Excess Share Trust (representing the number of Excess Shares held by the Excess Share Trust attributable to a purported Transfer or other event that results in Excess Shares and designated as to number and class of shares pursuant to the notice provision of this clause), if the Excess Shares held in the Excess Share Trust would not be Excess Shares in the hands of such Excess Share Trust Beneficiary. If the Excess Shares resulted from a purported Transfer, the Purported Beneficial Transferee shall receive a payment from the Excess Share Trustee that reflects a price per share for such Excess Shares equal to the lesser of (A) the price per share received by the Excess Share Trustee and
                 (B) (x) the price per share such Purported Beneficial Transferee paid for the Share of Beneficial Interest in the purported Transfer that resulted in the Excess Shares, or (y) if the Purported Beneficial Transferee did not give value for such shares of Excess Shares (through a gift, devise or other transaction), a price per share of Excess Shares equal to the Market Price of the shares of capital stock on the date of the purported Transfer that resulted in the Excess Shares. If Excess Shares resulted from an event other than a purported Transfer, the Purported Beneficial Holder shall receive a payment from the Excess Share Trustee that reflects a price per share of Excess Shares equal to the lesser of (A) the price per share received by the Excess Share Trustee or (B) the Market Price of the shares of capital stock on the date of the event that resulted in Excess Shares. Upon such transfer of an interest in the Excess Share Trust, the corresponding shares of Excess Shares in the Excess Share Trust shall be automatically converted into such number of shares of common or preferred stock (of the same class as the shares that were converted into such Excess Shares) as is equal to the number of shares of Excess Shares, and such shares of common or preferred stock shall be transferred of record to the Excess Share Trust Beneficiary of the interest in the Excess Share Trust designated by the Excess Share Trustee as described above if such shares of capital stock would not be Excess Shares in the hands of such Excess Share Trust Beneficiary. Prior to any transfer of any interest in the Excess Share Trust, the Corporation must have waived in writing its purchase rights, if any, under paragraph (d)(vi). Any funds received by the Excess Share Trustee in excess of the funds payable to the Purported Beneficial Holder or the Purported Beneficial Transferor shall be paid to the Charitable Beneficiary. The Corporation shall pay the costs and expenses of the Excess Share Trustee.

                         (2) Notwithstanding the foregoing, if a Purported Beneficial Transferee, Purported Beneficial Holder or the Excess Share Trustee receives a price for an interest in the Excess Share Trust that exceeds the amounts allowable under paragraph (d)(v)(1) of this NINTH Article, such Purported Beneficial Transferee or Purported Beneficial Holder shall be personally liable to, and shall pay, or cause the Excess Share Trust Beneficiary of the interest in the Excess Share Trust to pay, such excess to the Excess Share Trustee who shall pay over such excess to the Charitable Beneficiary.

                         (3) Notwithstanding the foregoing, if the provisions of this paragraph (d)(v) are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the Purported Beneficial Transferee or Purported Beneficial Holder of any shares of Excess Shares may be deemed, at the option of the Corporation, to have acted as an agent on behalf of the Corporation, in acquiring or holding such Excess Shares and to hold such Excess Shares on behalf of the Corporation.

                 (vi) Purchase Right in Excess Shares. Excess Shares shall be deemed to have been offered for sale by the Excess Share Trustee to the Corporation, or its designee, at a price per Excess Share equal to
         (I) in the case of Excess Shares resulting from a purported Transfer, the lesser of (A) the price per share of the shares of capital stock in the transaction that created such Excess Shares (or, in the case of devise or gift, the Market Price of the shares of capital stock at the time of such devise or gift), or (B) the lowest Market Price of the class of shares of capital stock which resulted in the Excess Shares at any time after the date such shares were converted into Excess Shares and prior to the date the Corporation, or its designee, accepts such offer or (II) in the case of Excess Shares resulting from an event other than a purported Transfer, the lesser of (A) the Market Price of the shares of capital stock on the date of such event or (B) the lowest Market Price for shares of capital stock which resulted in the Excess Shares at any time from the date of the event resulting in such Excess Shares and prior to the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety (90) days after the later of (i) the date of the Transfer which resulted in such Excess Shares and (ii) the date the Board of Directors determines in good faith that a Transfer or other event resulting in Excess Shares has occurred, if the Corporation does not receive a notice of such Transfer or other event pursuant to paragraph (c)(v) of this NINTH Article.

                 (e) Notwithstanding any other provision of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock required by law or these Articles of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all the then-outstanding shares of capital stock of the Corporation, voting together as a single class, shall be required to alter, amend or repeal this NINTH Article.

                 TENTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

                 ELEVENTH: The provisions for the regulation of the internal affairs of the Corporation are to be stated in the Bylaws of the Corporation, as the same may be amended from time to time.

                 TWELFTH: Any amendments to these Articles of Incorporation shall be approved by the stockholders of the Corporation by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

                 THIRTEENTH: The Corporation shall not consummate a consolidation, merger, share exchange or sale, lease, exchange or other transfer of all or substantially all of its assets, the stockholder approval of which is required by applicable law, unless such transaction is approved by the stockholders of the Corporation by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

                 FOURTEENTH: To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted from time to time, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. No amendment to these Articles of Incorporation or repeal of any of its provisions shall limit or eliminate the effect of this FOURTEENTH Article with respect to any act or omission which occurs prior to such amendment or repeal.

                 FIFTEENTH: The directors of the Corporation, at a meeting duly called and held on November 10, 1994, adopted a resolution in which was set forth the foregoing amendment and restatement of the Charter, declaring that said amendment and restatement was advisable and directing that said amendment and restatement be submitted for approval by the stockholders.

                 SIXTEENTH: The stockholders of the Corporation, voting at a meeting duly called and held on December 15, 1994, adopted a resolution in which was set forth the foregoing amendment and restatement of the Charter, and approved said amendment and restatement by a vote of the holders of a majority of the issued and outstanding shares of Common Stock.

                 SEVENTEENTH: The amendment and restatement of the Charter as hereinabove set forth has been duly approved by the directors and stockholders of the Corporation.

                 EIGHTEENTH: Immediately before the amendment and restatement of the Charter, the Corporation had authority to issue forty million (40,000,000) shares of capital stock, consisting of thirty million (30,000,000) shares of common stock with a par value of $0.10 per share and ten million (10,000,000) shares of preferred stock with a par value of $1.00 per share, and the aggregate par value of all shares of stock was Thirteen Million Dollars ($13,000,000).

                 As amended, the total number of shares of stock which the Corporation has authority to issue is one hundred thirty five million (135,000,000) shares, consisting of (a) one hundred million (100,000,000) shares of common stock with a par value of $0.01 per share, (b) ten million (10,000,000) shares of preferred stock with a par value of $0.01 per share, (c) twenty million (20,000,000) shares of excess common stock with a par value of $0.01 per share and (d) five million (5,000,000) shares of excess preferred stock, with a par value of $0.01 per share. The aggregate par value of all shares of stock which the Corporation has authority to issue is One Million Three Hundred Fifty Thousand Dollars ($1,350,000).

                 The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law with respect to the common stock and preferred stock was not changed by the amendment. The terms of the excess common stock and excess preferred stock are set forth in Article NINTH of these Articles of Amendment and Restatement.

                 IN WITNESS WHEREOF, Hotel Investors Corporation has caused these presents to be signed in its name and on its behalf by the Executive Vice President of the Corporation this 1st day of February, 1995.


ATTEST:                                HOTEL INVESTORS CORPORATION

         [Corporate Seal]


                                        By:
- -----------------------------              ------------------------------
Helen Azevedo                           Kevin E. Mallory
Secretary                               Executive Vice President

                 THE UNDERSIGNED, Executive Vice President of Hotel Investors Corporation, who executed on behalf of the Corporation the foregoing Articles of Amendment and Restatement of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment and Restatement to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                        ----------------------------------------
                                        Kevin E. Mallory
                                        Executive Vice President